UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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CROSSTEX ENERGY, L.P.
(Name of Registrant as Specified In Its Charter)

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CROSSTEX ENERGY, L.P
2501 Cedar Springs Rd.
Dallas, Texas 75201

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
To Be Held On May 7, 2009

To the Unitholders of Crosstex Energy, L.P.:

The special meeting of unitholders of Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”), will be held on Thursday, May 7, 2009, at 9:00 a.m., local time, at the Company’s offices located at 2501 Cedar Springs Rd., Dallas, Texas 75201 for the following purposes:

1. To consider and vote upon a proposal to approve the Crosstex Energy GP, LLC Amended and Restated Long-Term Incentive Plan; and

2. To consider and vote upon a proposal to approve an amendment to the Amended and Restated Long-Term Incentive Plan to allow for an option exchange program for employees other than directors and executive officers, under which outstanding options would be exchanged for a grant of fewer options at a lower exercise price.

Your Board of Directors recommends that you vote “FOR” the approval of the Company’s Amended and Restated Long-Term Incentive Plan and “FOR” the amendment to the Amended and Restated Long-Term Incentive Plan to allow for an option exchange program for employees, which the Board of Directors believes are important tools to attract and retain qualified individuals who are essential to the future success of the Partnership.

The Board of Directors of Crosstex Energy GP, LLC, the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership (which we refer to as our Board of Directors), has fixed the close of business on March 17, 2009 as the record date for the determination of unitholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Holders of record of common units representing limited partnership interests of the Partnership and senior subordinated Series D units representing limited partnership interests of the Partnership at the close of business on the record date are entitled to notice of and to vote at the meeting.

Your vote is important. All unitholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to submit your proxy by voting over the Internet or, if you received a paper copy of a proxy or voting instruction card by mail, by completing, signing, dating and mailing the proxy or voting instruction card in the postage-paid envelope provided. If a unitholder who has submitted a proxy attends the meeting in person, such unitholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors

Barry E. Davis
President and
Chief Executive Officer

March 26, 2009

Important Notice Regarding the Availability of Proxy Materials
for the Special Meeting of Unitholders to be Held on May 7, 2009:

This Proxy Statement and the accompanying Special Report to Unitholders are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=135312&p=proxy

CROSSTEX ENERGY, L.P.
2501 Cedar Springs Rd.
Dallas, Texas 75201

PROXY STATEMENT

For Special Meeting of Unitholders
To Be Held On May 7, 2009

GENERAL

These proxy materials have been made available on the Internet or delivered in paper copy to unitholders of Crosstex Energy, L.P. (the “Partnership”) in connection with the solicitation by the Board of Directors of Crosstex Energy GP, LLC, the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership (the “Board of Directors”), of proxies for use at the special meeting of unitholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date this proxy statement is first furnished to unitholders is March 26, 2009. If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the special meeting.

Proxies and Voting Instructions

We have elected to use the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our unitholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All unitholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how unitholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We are providing some of our unitholders, including unitholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials. All unitholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

If you hold common units representing limited partnership interests of the Partnership (“Common Units”) or senior subordinated Series D units representing limited partnership interests of the Partnership (“Series D Units,” and together with the Common Units, “Units”) in your name, you can submit your proxy in the following manners:

•	By Internet — Unitholders who received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Unitholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Mail — Unitholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying postage paid envelope. Proxy cards must be received by us before voting begins at the special meeting.

If you hold Units through someone else, such as a bank, broker or other nominee, you may receive material from them asking you how you want to vote your Units.

You may revoke your proxy at any time prior to its exercise by:

•	Giving written notice of the revocation to our corporate secretary;

•	Appearing and voting in person at the special meeting;

•	Voting again by Internet before 11:59 p.m., Eastern Time, on May 6, 2009; or

•	Properly submitting a later-dated proxy by delivering a later-dated proxy card to our corporate secretary.

If you attend the special meeting in person without voting, this will not automatically revoke your proxy. If you revoke your proxy during the meeting, this will not affect any vote previously taken. If you hold Units through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Voting Procedures and Tabulation

We will appoint one or more inspectors of election to act at the special meeting and to make a written report thereof. Prior to the special meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of Units outstanding and the voting power of each, determine the Units represented at the special meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The determination of the inspectors as to the validity of proxies will be final and binding.

Abstentions and broker non-votes (i.e., proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the special meeting is satisfied. For purposes of determining the outcome of any matter to be voted upon as to which the broker has indicated on the proxy that the broker does not have discretionary authority to vote, these Units will be treated as not present at the meeting and not entitled to vote with respect to that matter, even though those Units are considered to be present at the meeting for quorum purposes and may be entitled to vote on other matters. Abstentions, on the other hand, are considered to be present at the meeting and entitled to vote on the matter abstained from.

Crosstex Energy, Inc. (“CEI”), the owner of our general partner, owned 16,414,830, or approximately 34%, of our Units as of March 17, 2009 (the “CEI Units”). CEI has stated its intention to vote the CEI Units in favor of both proposals. Because the approval of the proposals by CEI is not sufficient to approve the proposals, we encourage you to take part in the decision process by voting by proxy or at the special meeting.

VOTING SECURITIES

Only holders of record of Common Units and Series D Units at the close of business on March 17, 2009, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date for the special meeting, there were 44,961,385 Common Units and 3,875,340 Series D Units outstanding and entitled to be voted at the special meeting, totaling 48,836,725 Units outstanding and entitled to be voted at the special meeting. The holders of the Units will vote together as a single class. A majority of such Units, present in person or represented by proxy, is necessary to constitute a quorum. Each Unit is entitled to one vote.

PROPOSAL ONE: APPROVAL OF THE CROSSTEX ENERGY GP, LLC
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

General Description of Amendment and Restatement

Our Board of Directors believes that it is important to have equity-based incentives available to attract and retain qualified directors, employees and independent contractors who are essential to the success of the Partnership and its affiliates and that it is important to link the interests and efforts of such persons to the long-term interest of the unitholders of the Partnership. Accordingly, in 2002, our Board of Directors adopted the Crosstex Energy GP, LLC Long-Term Incentive Plan (as it may be amended and restated from time to time, the “Plan”), which has been amended and restated since its initial adoption.

As of March 17, 2009, approximately 2,050,000 Common Units remained available for future issuance under the Plan to employees and directors. Therefore, on March 17, 2009, subject to unitholder approval, our Board of Directors approved the Amended and Restated Long-Term Incentive Plan (the “Amended and Restated Plan”), including an increase in the number of Common Units authorized for issuance under the plan by 800,000 Common Units to an aggregate of 5,600,000 Common Units, which will increase the number of Common Units available for awards to employees, contractors and directors under the Plan to 2,850,000 Common Units. In addition, the Plan has been amended and restated to modify certain provisions of the Plan and delete other provisions to make certain other administrative and regulatory changes, including providing that all options will be granted with an exercise price per Common Unit of no less than fair market value per Common Unit on the date of grant and allowing for the “net settlement” of options in the discretion of the Compensation Committee of our Board of Directors.

Our unitholders are being requested to approve the Amended and Restated Plan, including the increase in the number of Common Units authorized for issuance under the Plan, at the special meeting.

Description of the Plan

The following summary of the principal features of the Plan is qualified in its entirety by the specific language of the Amended and Restated Plan, a copy of which is attached as Exhibit A to this proxy statement. The Amended and Restated Plan attached as Exhibit A includes the amendment to the Plan relating to the option exchange that is the subject of Proposal Two below. If Proposal Two is not approved by our unitholders but Proposal One is approved, the amendment to the Plan adding a new Section 6(a)(vi) described in Proposal Two will not be included in the Amended and Restated Plan.

General

The purposes of the Plan are to promote the interests of the Partnership by providing to employees and directors of our general partner and its affiliates who perform services for the Partnership incentive compensation based on Common Units, to enhance the ability of our general partner and its affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and its partners. Awards to participants under the Plan may be made in the form of unit options or restricted unit awards.

Units Subject to Plan

Under the Plan, a maximum of 4,800,000 Common Units may be issued to participants. As of March 17, 2009, approximately 2,050,000 Common Units remained available under the Plan for future issuance to participants.

As amended and restated, the Plan provides for the award of unit options and restricted units (collectively “Awards”) for up to 5,600,000 Common Units. The maximum number of Common Units set forth above is subject to appropriate adjustment in the event of a recapitalization of the capital structure of the Partnership or a reorganization of the Partnership. Common Units underlying Awards that are forfeited, terminated or expire unexercised become immediately available for additional Awards under the Plan.

As of March 17, 2009, the last reported sale price of Common Units on the Nasdaq Global Select Market was $2.31.

Administration and Eligibility

The Compensation Committee of our Board of Directors administers the Plan. The administrator has the power to determine the terms of the options or other Awards granted, including the exercise price of the options or other Awards, the number of Common Units subject to each option or other Award, the exercisability thereof and the form of consideration payable upon exercise. In addition, the administrator has the authority to grant waivers of Plan terms, conditions, restrictions and limitations, and to amend, suspend or terminate the Plan, provided that no such change in any Award may materially reduce the benefit to a participant without the consent of such participant. Awards may be granted to employees or consultants of our general partner and its affiliates and to outside directors serving on our Board of Directors. As of March 17, 2009, approximately 700 individuals (of which we expect up to 650 to participate) would be eligible for Awards under the Plan.

Awards

The Compensation Committee will determine the type or types of Awards made under the Plan and will designate the individuals who are to be the recipients of Awards. Each Award may be embodied in an agreement containing such terms, conditions and limitations as determined by the Compensation Committee. Awards may be granted singly or in combination. Awards to participants may also be made in combination with, in replacement of, or as alternatives to, grants or rights under the Plan or any other employee benefit plan of the Company. All or part of an Award may be subject to conditions established by the Compensation Committee, including continuous service with the Company.

The types of Awards to participants that may be made under the Plan are as follows:

•	Unit Options. Unit options are rights to purchase a specified number of Common Units at a specified price. Options granted pursuant to the Plan are nonqualified unit options. All options granted under the Plan must have an exercise price per unit that is not less than 100% of the fair market value of the Common Units underlying the option on the date of grant.

•	Restricted Unit Awards. Unit Awards consist of restricted Common Units of the Partnership. The Compensation Committee will determine the terms, conditions and limitations applicable to any Awards of restricted unit. Rights to distributions or distribution equivalents may be extended to and made part of any Award of restricted units at the discretion of the Compensation Committee. Awards of restricted units will have a vesting period established in the sole discretion of the Compensation Committee, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals.

In the event of a “change of control” of the Company as defined in the Plan, all Awards automatically vest and become payable or exercisable, as the case may be, in full and all restricted periods with respect to restricted units will terminate and any performance criteria shall be deemed to have been achieved at the maximum level.

Other Provisions

Our Board may amend, alter, suspend, discontinue or terminate the Plan in any manner without the consent of any partner, participant, other holder or beneficiary of an Award or other Person.

In the event of any transaction such as a merger, consolidation, reorganization, recapitalization, separation, dividend, split, reverse split, split up, spin-off or other distribution of securities or property of the Partnership, the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of units with respect to which Awards may be granted under the Plan, (ii) the number and type of units subject to outstanding Awards and (iii) the grant or exercise price with respect to any outstanding Awards, or if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of units subject to any Award shall always be a whole number.

Plan Benefits

Because the granting of Awards under the Plan is at the discretion of the Compensation Committee, it is not now possible to determine which persons (including directors, officers, employees, and consultants of our general partner) may be granted Awards. Also, it is not now possible to estimate the number of Common Units that may be awarded.

Interested Persons

Employees of the Partnership, CEI, Crosstex Energy GP, LLC (the general partner of our general partner) and our general partner or any of their affiliates, as well as the non-employee members of our Board of Directors and consultants, will be eligible to receive awards under the Amended and Restated Plan if it is approved. Accordingly, the members of our Board of Directors and the executive officers of the Partnership have an interest in the passage of Proposal One.

U.S. Federal Income Tax Consequences

The following is a general discussion of the current Federal income tax consequences of Awards under the Plan to participants who are classified as United States residents for Federal income tax purposes. Different or additional rules may apply to participants who are subject to income tax in a foreign jurisdiction and/or are subject to state or local income tax in the United States. Each participant should rely on his or her own tax advisers regarding Federal income tax treatment under the Plan.

Unit Options

The grant of a nonqualified unit option will not result in taxable income to the participant and the individual’s employer will not be entitled to an income tax deduction. Upon the exercise of a nonqualified unit option, a participant will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the option price and the fair market value of the Common Units underlying the option on the date of exercise. The entity employing the participant will be entitled to an income tax deduction equal to the amount included in the participant’s ordinary income.

Restricted Units

The grant of restricted units does not result in taxable income to the participant. At each vesting event, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the Common Units that become vested over the exercise price (if any) paid for such Common Units. However, if a participant makes a timely election under section 83(b) of the Code, the participant will recognize taxable ordinary income in the taxable year of the grant equal to the excess of the fair market value of the Common Units underlying the restricted unit Award at the time of grant over the exercise price (if any) paid for such Common Units. Furthermore, the participant will not recognize ordinary income on such restricted units when it subsequently vests.

In all cases, the participant’s ordinary income is subject to applicable withholding taxes. The participant’s employer will be allowed an income tax deduction in the taxable year the participant recognizes ordinary income, in an amount equal to such ordinary income.

Recommendation and Required Affirmative Vote

The affirmative vote of the holders of a majority of our Units outstanding as of the record date and entitled to vote at the special meeting is required for approval of the proposal to adopt the Amended and Restated Plan. Our Board of Directors believes that the Amended and Restated Plan is in the best interests of the Partnership and its unitholders. Accordingly, our Board of Directors recommends that you vote FOR approval of Proposal One.

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN TO ALLOW FOR AN OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS

General Description of Option Exchange

In addition to the amendments to the Plan described in Proposal One, we are seeking unitholder approval of an amendment to the Plan to allow for an option exchange program. If implemented, the exchange program would allow us to cancel certain options currently held by some of our employees in exchange for the grant of a lesser amount of options with lower exercise prices. Outstanding options with an exercise price that equal or exceed $10.00 will be eligible to be exchanged, and we anticipate that such options will be exchanged at a ratio of one new option for every three currently outstanding eligible options. The exercise price threshold is designed to ensure that only outstanding options that are substantially “underwater” (meaning the exercise prices of the options are greater than our current Common Unit price) are eligible for the exchange program. The exchange ratio is designed to minimize the difference, if any, between the fair value of the replacement options and the fair value of the options that are surrendered. The members of our Board of Directors and our executive officers, which includes our named executive officers and other senior officers, will not be eligible to participate in the option exchange program. Unitholder approval is required for this proposal under the NASDAQ listing rules. If our unitholders approve this Proposal Two, our Board of Directors intends to commence the exchange program as soon as practicable after the special meeting.

Overview

Our Common Unit price has experienced a significant decline since the first half of 2008 and beginning of 2009. Global financial markets and economic conditions have been, and continue to be, disrupted and volatile. Numerous events during 2008 have severely restricted current liquidity in the capital markets throughout the United States and around the world. The ability to raise money in the debt and equity markets has diminished significantly and, if available, the cost of funds has increased substantially. One of the features driving investments in master limited partnerships (“MLPs”), including us, over the past few years has been the distribution growth offered by MLPs due to liquidity in the financial markets for capital investments to grow distributable cash flow through development projects and acquisitions. Future growth opportunities have been and are expected to continue to be constrained by the lack of liquidity in the financial markets. In addition, our business has been significantly impacted by the substantial decline in crude oil and natural gas prices, hurricanes Gustav and Ike and two fires at operating facilities during the last half of 2008.

In response to these recent events, we adjusted our business strategy in the fourth quarter 2008 and for 2009 to focus on maximizing our liquidity, maintaining a stable asset base, improving the profitability of our assets by increasing their utilization while controlling costs and reducing our capital expenditures. However, our efforts have not yet had a significant impact on the trading price of our Common Units, which remains at a relatively low level.

Consequently, our employees hold a significant number of options to purchase Common Units with exercise prices that greatly exceed the current market price of our Common Units. Further, there can be no assurance that our efforts to achieve our revised business strategy will ultimately result in significant increases in the trading price of our Common Units in the near-term, if at all. Thus, our Board of Directors and the Compensation Committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. Our Board of Directors and the Compensation Committee believe the exchange program is an important component in our strategy to align employee and unitholder interests through our equity compensation programs. We believe that the exchange program is important because it will permit us to:

•	Provide renewed incentives to our employees who participate in the exchange program. As of March 17, 2009, we had approximately 1.2 million outstanding unit options and 100% of such unit options were underwater. The weighted average exercise price of these underwater options was $30.64 as compared to a $2.31 closing price of our Common Units on March 17, 2009. As a result, these options do not currently provide meaningful retention or incentive value to our employees. We believe the exchange program will enable us to enhance long-term unitholder value by providing greater assurance that we will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our unitholders.

•	Meaningfully reduce our total number of outstanding options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. These underwater options currently create an equity award overhang to our unitholders of approximately 1.2 million Common Units. As of March 17, 2009, the total number of Common Units outstanding was approximately 45 million. Keeping these underwater options outstanding does not serve the interests of our unitholders and does not provide the benefits intended by our Plan. By replacing the eligible options with a lesser number of options with a lower exercise price, our overhang will be decreased.

•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater options. These options were granted at the then fair market value of our Common Units. Under applicable accounting rules, we will have to recognize a total of approximately $8.1 million in compensation expense related to these underwater options, $6.5 million of which has already been expensed as of December 31, 2008 and $1.6 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We believe it is not an efficient use of the Company’s resources to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in the trading price of our Common Units after the exchange ratio has been set but before the exchange actually occurs), we will be making efficient use of our resources.

If our unitholders do not approve the amendment to the Plan authorizing the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

Summary of Material Terms

If our unitholders approve the requisite amendment to our Plan, the material terms of the exchange program will include eligibility, the exchange ratio to be applied to eligible options and the vesting schedule to apply to replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.

•	The exchange program will be open to all employees, except as described below, who are employed by us as of the start of the exchange program and remain employees through the date the exchange program ends. Eligible employees will be permitted to exchange all or none of their eligible options for replacement options.

•	The members of our Board of Directors and our executive officers, which includes our named executive officers and other senior officers, will not be eligible to participate in the exchange program.

•	The exchange ratio of Common Units subject to eligible options surrendered in exchange for replacement options granted will be established by our Board of Directors shortly before the start of the exchange program. We anticipate that such options will be exchanged at a ratio of one new option for every three currently outstanding eligible options.

•	Each replacement option will have an exercise price per Common Unit equal to the greater of (i) $3.00, (ii) 120% of the average closing price of our Common Units on the Nasdaq Global Select Market for the five trading days prior to the date of grant or (iii) the closing price of our Common Units on the date of grant of the replacement options.

•	Each replacement option will have a new 10-year term.

•	None of the replacement options will be vested on the date of grant, even if the options exchanged for such replacement options were fully or partially vested. The replacement options will be scheduled to vest in two equal annual installments beginning 12 months after the grant date.

•	The exchange program will begin within six months of the date of unitholder approval. Our Board of Directors and the Compensation Committee will determine the actual start date within that time period, which we expect to be as soon as practicable following the special meeting if unitholder approval is obtained.

•	The Common Units subject to the eligible options will be listed on the Nasdaq Global Select Market.

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, our Board of Directors and the Compensation Committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if unitholder approval is obtained.

Background Considerations

We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help us achieve our business objectives. Options constitute a key component of our incentive and retention program because our Board of Directors and the Compensation Committee believe that equity compensation encourages participants to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our Common Units. Our long-term incentive compensation program is broad-based, with over 650 employees at all levels receiving grants.

Due to the significant decline of our Common Unit price since the first half of 2008, many of our employees now hold options with exercise prices significantly higher than the current market price of our Common Units. For example, the closing price of our Common Units on the NASDAQ Global Select Market on March 17, 2009 was $2.31, whereas, the weighted average exercise price of all outstanding options held by our employees was $30.64. As of March 17, 2009, 100% of outstanding unit options held by our employees were underwater. Although we continue to believe that unit options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our Common Units. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our Board of Directors and the Compensation Committee believe is necessary to motivate and retain our employees.

Alternatives Considered

When considering how best to continue to incent and reward our employees who have underwater options, we considered the following alternatives:

•	Increase cash compensation. We considered whether we could increase base and target bonus cash compensation to replace equity incentives. However, in response to recent events, we adjusted our business strategy in the fourth quarter of 2008 and for 2009 to focus on, among other things, improving the profitability of our assets by increasing their utilization while controlling costs. These increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang.

•	Grant additional equity awards. We also considered special grants of additional options at current market prices or another form of equity award. However, any meaningful additional grants would substantially increase our overhang and the dilution to our unitholders.

•	Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have a significant long-term retention value.

Reasons for the Option Exchange Program

After considering other alternatives, we determined that a program under which our employees could exchange options with higher exercise prices for a lesser number of options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:

•	The exchange program offers a reasonable, balanced and meaningful incentive for our eligible employees. Under the exchange program, participating employees will surrender eligible underwater options for replacement options covering fewer units with a lower exercise price and that will vest in two equal annual installments beginning 12 months after the replacement option grant date.

•	The exchange ratio will be calculated to return value to our unitholders. We will calculate the exchange ratio to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. We believe this combination of fewer units subject to options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, together with a new 24-month minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, options will provide value to employees only if our Common Unit increases over time thereby aligning employee and unitholder interests.

•	The exchange program will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. An exchange, such as the exchange program, will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because employees who participate in the exchange program will receive fewer Common Units, Common Units subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 1.2 million Common Units will be surrendered and cancelled, while replacement options covering approximately 400,000 Common Units will be granted, resulting in a net reduction in the equity award overhang by approximately 800,000 Common Units. The total number of Common Units subject to outstanding equity awards as of March 17, 2009 would have been approximately 980,000 Common Units, including the approximately 400,000 replacement options. As of March 17, 2009, the total number of Common Units outstanding was approximately 45 million. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	The reduced number of Common Units subject to the replacement options will conserve our equity pool. Under the exchange program, Common Units subject to eligible options that are surrendered in exchange for a lesser number of replacement options will return to the pool of Common Units available for future grant under our Amended and Restated Plan. This return of Common Units will constitute an efficient use of the Common Units available for future issuance.

•	Members of our Board of Directors and our executive officers will not be eligible to participate in the exchange program. Although our directors and executive officers, which includes our named executive officers and certain other designated senior officers, also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program.

Description of the Option Exchange Program

Implementing the Exchange Program

We have not commenced the exchange program and will not do so unless our unitholders approve this Proposal Two. If we receive unitholder approval of the amendment to the Plan permitting the exchange program, the exchange program may commence at a time determined by our Board of Directors or the Compensation Committee, on terms expected to be materially similar to those described in this Proposal Two. Even if our unitholders approve this proposal, our Board of Directors or the Compensation Committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our unitholders at the special meeting.

Upon commencement of the exchange program, employees holding eligible options would receive written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program. Employees would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all or none of their eligible options for replacement options. After the offer to exchange is closed, the eligible options surrendered for exchange would be cancelled, and the Compensation Committee would approve grants of replacement options to participating employees in accordance with the applicable exchange ratio. All such replacement options would be granted under the Plan and would be subject to the terms of the Plan.

At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as unitholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our web site at www.crosstexenergy.com.

If you are both a unitholder and an employee holding eligible options, please note that voting to approve the equity plan amendments authorizing the exchange program does not constitute an election to participate in the exchange program.

Eligible Options

To be eligible for exchange under the exchange program, an underwater option, as of a date specified by the terms of the offer to exchange (which date will be not more than 20 business days prior to the date that the exchange program commences), must have an exercise price equal to or greater than $10.00 per Common Unit.

Eligible Participants

The exchange program will be open to all employees who hold eligible options, except as described below. To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted. The exchange program will not be open to members of our Board of Directors or executive officers. For purposes of the exchange program, our executive officers will include our named executive officers and any other senior officers that the Compensation Committee shall designate. As of March 17, 2009, there were approximately 600 employees eligible to participate in the exchange program (based on the assumptions below).

Exchange Ratio

The exchange ratio will be designed to minimize the difference, if any, between the fair value, for accounting purposes, of the replacement options and the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). The actual exchange ratio will be determined by the Compensation Committee shortly before the start of the exchange program. This will reduce or potentially eliminate any additional compensation cost that we must recognize on the replacement options. Although the exchange ratio cannot be determined now, we anticipate that every three outstanding underwater options will be exchanged for one new replacement option.

The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of Common Units underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole Common Unit. Assuming a three-for-one exchange ratio, that all eligible options are tendered and that the Amended and Restated Plan is adopted by our unitholders pursuant to Proposal One, there will be approximately 3.6 million Common Units available for grant under the Plan, 420,000 million options outstanding and 560,000 million restricted units outstanding (including 184,437 performance units at target, which could result in grants of restricted units in the future). The new outstanding options would have a weighted average exercise price of not less than $3 and a weighted average remaining term of 10 years.

Election to Participate

Participation in the exchange program will be voluntary. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options.

Exercise Price of Replacement Options

All replacement options will be granted with an exercise price equal to the greater of (i) $3.00, (ii) 120% of the average closing price of our Common Units on the Nasdaq Global Select Market for the five trading days prior to the date of grant or (iii) the closing price of our Common Units on the date of grant of the replacement options.

Vesting of Replacement Options

The replacement options will vest in two equal annual installments beginning 12 months after the replacement option grant date.

Term of the Replacement Options

The replacement options will have a 10-year term.

Other Terms and Conditions of the Replacement Options

The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be nonstatutory unit options granted under our Plan.

Return of Eligible Options Surrendered

The eligible options surrendered for exchange will be cancelled and all Common Units that were subject to such surrendered options will again become available for future awards under the Plan.

Accounting Treatment

Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratio will be calculated to result in the fair value of surrendered eligible options being equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our partners should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants as the tax treatment of the exchange program is not entirely certain. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal tax consequences.

Plan Benefits

Because participation in the exchange program is voluntary and we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted, the benefits or amounts that will be received by any participant if this proposal is approved and the exchange program is implemented are not currently determinable. None of the members of our Board of Directors or our executive officers will be eligible to participate in the exchange program. Based on the assumptions described above, including a three-for-one exchange ratio, the maximum number of Common Units underlying options that would be cancelled would be approximately 1.2 million Common Units, and the maximum number of Common Units underlying new options that would be granted would be approximately 400,000 Common Units.

Effect on Unitholders

We are unable to predict the precise impact of the exchange program on our unitholders because we are unable to predict how many or which employees will exchange their eligible options. Based on the assumptions described above, including a three-for-one exchange ratio, the maximum number of Common Units underlying options that would be cancelled would be approximately 1.2 million Common Units, and the maximum number of Common Units underlying new options that would be granted would be approximately 400,000 Common Units. Following the exchange program, if all eligible options are exchanged, we will have approximately 420,000 options outstanding, with a weighted average exercise price of approximately $4.15 and a weighted average remaining term of 9.8 years. The total number of Common Units subject to outstanding equity awards as of March 17, 2009, including the replacement options, would be approximately 980,000 Common Units. As of March 17, 2009, the total number of our Common Units outstanding was approximately 45 million.

Text of Amendment to the Plan

In order to permit the Company to implement the unit option exchange program in compliance with the Plan and applicable NASDAQ listing rules, the Board of Directors approved an amendment to add a new Section 6(a)(vi) to the Plan, subject to approval of the amendment by our unitholders, to allow for the exchange program, which amendment will read as follows:

Option Exchanges.  The Committee shall have the authority to implement a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any exchange program will be determined by the Committee in its sole discretion.

If Proposal Two is not approved by our unitholders but Proposal One is approved, the amendment to add a new Section 6(a)(vi) of the Plan described above will not be included in the Amended and Restated Plan. If this Proposal Two is approved but Proposal One is not approved, then the amendment to add a new Section 6(a)(vi) of the Plan described above will amend the existing Plan.

Summary of the Plan

Please see the summary of the Plan under Proposal One.

Recommendation and Required Affirmative Vote

The affirmative vote of the holders of a majority of our Units outstanding as of the record date and entitled to vote at the special meeting is required for approval of the proposal to adopt the Amended and Restated Plan. Our Board of Directors believes that the Amended and Restated Plan is in the best interests of the Partnership and its unitholders. Accordingly, our Board of Directors recommends that you vote FOR approval of Proposal Two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Crosstex Energy, L.P. Ownership

The following table shows the beneficial ownership of units of Crosstex Energy, L.P. as of February 16, 2009, held by:

•	each person who beneficially owns 5% or more of any class of units then outstanding;

•	all the directors of Crosstex Energy GP, LLC;

•	each named executive officer of Crosstex Energy GP, LLC; and

•	all the directors and executive officers of Crosstex Energy GP, LLC as a group.

Percentages reflected in the table are based upon a total of 44,958,955 common units and 3,875,340 senior subordinated series D units as of February 16, 2009.

				Percentage of
			Subordinated	Subordinated		Percentage
	Common	Percentage of	Series D	Series D		of Total
	Units	Common Units	Units	Units	Total Units	Units
	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Name of Beneficial Owner(1)	Owned	Owned	Owned	Owned	Owned	Owned

Crosstex Energy, Inc.	16,414,830	36.51%			16,414,830	33.62%
Kayne Anderson Capital Advisors, LP(2)	6,044,069	13.44%			6,044,069	12.38%
Tortoise Capital Advisors, LLC(3)	2,594,681	5.77%	775,068	20.00%	3,369,749	6.90%
Chieftain Capital Management, Inc.(4)	3,112,076	6.92%			3,112,076	6.37%
Lehman Brothers MLP Opportunity Fund L.P	0	*	968,835	25.00%	968,835	1.98%
Fiduciary/Claymore MLP Opportunity Fund	0	*	387,534	10.00%	387,534	*
ING Life Insurance & Annuity Company(5)	0	*	705,312	18.20%	705,312	1.44%
Citigroup Global Markets Inc.	0	*	775,068	20.00%	775,068	1.59%
Barry E. Davis(6)	65,716	*			65,716	*
William W. Davis(6)	28,975	*			28,975	*
Robert S. Purgason(6)	16,853	*			16,853	*
Joe A. Davis(6)	17,548	*			17,548	*
Rhys J. Best	17,010	*			17,010	*
Leldon E. Echols	0	*			0	*
Bryan H. Lawrence(6)	0	*			0	*
Sheldon B. Lubar(6)(7)	316,932	*			316,932	*
Cecil E. Martin	17,010	*			17,010	*
Kyle D. Vann	11,010	*			11,010	*
All directors and executive officers as a group (10 persons)	491,054	1.10%	0	0.00%	491,054	1.00%

*	Less than 1%

(1)	The address of each person listed above is 2501 Cedar Springs, Suite 100, Dallas, Texas 75201, except for Mr. Lawrence, which is 410 Park Avenue, New York, New York 10022; Chieftain Capital Management, FAC, which is 12 East 49th Street, New York, New York 10017; Kayne Anderson Capital Advisors, L.P., which is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067; Tortoise Capital Advisors LLC, which 11550 Ash Street, Suite 300, Leawood, Kansas 66211; Lehman Brothers MLP Opportunity Fund L.P., which is 745 7th Avenue, New York, New York 10019; Fiduciary/Claymore MLP Opportunity Fund which is 8112 Maryland Avenue, Ste 400, St. Louis, Missouri 63105; ING Life Insurance & Annuity Company which is 5780 Powers Ferry Road NW, Ste 300, Atlanta, Georgia 30327-4349; and Citigroup Global Markets Inc. which is 390 Greenwich Street, 3rd Floor, New York, New York 10013.

(2)	As reported on Schedule 13G filed with the SEC in a joint filing with Richard A. Kayne.

(3)	As reported on Schedule 13G filed with the SEC in a joint filing with Tortoise Energy Capital Corporation.

(4)	As reported on Schedule 13G filed with the SEC.

(5)	Reported jointly with ING USA Annuity and Life Insurance Company.

(6)	These individuals each hold an ownership interest in Crosstex Energy, Inc. as indicated in the following table.

(7)	Sheldon B. Lubar is a general partner of Lubar Nominees, which holds an ownership interest in Crosstex Energy, Inc. (as indicated in the following table). Mr. Lubar is also a director of the manager of Lubar Equity Fund, LLC, which holds an ownership interest in Crosstex Energy, Inc. (as indicated in the following table) and owns 285,100 Common Units of Crosstex Energy, L.P.

Crosstex Energy, Inc. Ownership

The following table shows the beneficial ownership of Crosstex Energy, Inc. as of February 16, 2009, held by:

•	each person who beneficially owns 5% or more of the stock then outstanding;

•	all the directors of Crosstex Energy Inc.;

•	each named executive officer of Crosstex Energy Inc.; and

•	all the directors and executive officers of Crosstex Energy Inc. as a group.

Percentages reflected in the table below are based on a total of 46,472,805 shares of common stock outstanding as of February 16, 2009.

	Shares of
Name of Beneficial Owner(1)	Common Stock	Percent

Chieftain Capital Management, Inc.(2)	6,485,903	13.96%
ClearBridge Advisors, LLC(2)	3,016,018	6.49%
Barclays Global Investors, NA(3)	5,089,146	10.95%
Lubar Nominees(4)	1,991,877	4.29%
Lubar Equity Fund, LLC(4)	468,210	1.01%
Barry E. Davis	1,337,745	2.88%
William W. Davis	168,819	*
Robert S. Purgason(5)	31,357	*
Joe A. Davis	30,757	*
James C. Crain(6)	6,000	*
Leldon E. Echols	0	*
Bryan H. Lawrence	1,720,267	3.70%
Sheldon B. Lubar(4)	15,000	*
Cecil E. Martin	0	*
Robert F. Murchison(7)	227,395	*
All directors and executive officers as group (10 persons)	5,997,427	12.91%

*	Less than 1%.

(1)	The address of each person listed above is 2501 Cedar Springs, Suite 100, Dallas, Texas 75201, except for Chieftain Capital Management, Inc., which is 12 East 49th Street, New York, New York 10017; Mr. Lawrence, which is 410 Park Avenue, New York, New York 10022; ClearBridge Advisors, LLC which is 620 8th Avenue, New York, New York 10018; and Barclays Global Investors, NA which is 45 Fremont Street, San Francisco, California 94105.

(2)	As reported on Schedule 13G filed with the SEC.

(3)	As reported on Schedule 13G filed with the SEC in a joint filing with Barclays Global Fund Advisors and Barclays Global Investors Japan Limited.

(4)	As reported on Schedule 13D filed with the SEC. Sheldon B. Lubar is a general partner of Lubar Nominees and director of the manager of Lubar Equity Fund, LLC, and may be deemed to beneficially own the shares held by these entities.

(5)	600 of these shares are held by the M. I. Purgason Trust, of which Mr. Purgason serves as co-trustee.

(6)	1,000 of these shares are held by the James C. Crain Trust.

(7)	169,462 shares are held by Murchison Capital Partners, L.P. Mr. Murchison is the President of the Murchison Management Corp., which serves as the general partner of Murchison Capital Partners, L.P.

Beneficial Ownership of General Partner Interest

Crosstex Energy GP, L.P. owns all of our 2% general partner interest and all of our incentive distribution rights. Crosstex Energy GP, L.P. is owned 0.001% by its general partner, Crosstex Energy GP, LLC and 99.999% by Crosstex Energy, Inc.

Equity Compensation Plan Information

The following table provides information regarding our equity compensation plan as of December 31, 2008.

Number of Securities
Remaining Available for
	Number of Securities to				Future Issuance Under
	be Issued Upon Exercise		Weighted-Average Price		Equity Compensation Plan
	of Outstanding Options,		of Outstanding Options,		(Excluding Securities
Plan Category	Warrants, and Rights		Warrants and Rights		Reflected in Column(a))
	(a)		(b)		(c)

Equity Compensation Plans Approved By Security Holders	N/A		N/A		N/A
Equity Compensation Plans Not Approved By Security Holders	2,002,760	(1)(2)	$30.64	(3)	1,915,696

(1)	Our general partner has adopted and maintains a long term incentive plan for our officers, employees and directors. See the summary of the plan under Proposal One. The plan currently provides for issuance of a total of 4,800,000 Common Unit options and restricted units.

(2)	The number of securities includes (i) 477,858 restricted units that have been granted under our long-term incentive plan that have not vested, and (ii) 220,708 performance units which could result in grants of restricted units in the future.

(3)	The exercise prices for outstanding options under the plan as of December 31, 2008 range from $10.00 to $37.31 per unit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing our business. Crosstex Energy GP, LLC, the general partner of our general partner, manages our operations and activities, and its board of directors and officers make decisions on our behalf. The compensation of the directors, officers and employees of Crosstex Energy GP, LLC is determined by the Compensation Committee of the board of directors of Crosstex Energy GP, LLC. Our named executive officers also serve as executive officers of Crosstex Energy, Inc. and the compensation of the named executive officers discussed below reflects total compensation for services to all Crosstex entities. We reimburse all expenses incurred on our behalf, including the costs of employee, officer and director compensation and benefits, as well as all other expenses necessary or appropriate to the conduct of our business. Our partnership agreement provides that our general partner will determine the expenses allocable to us in any reasonable manner determined by our general partner in its sole discretion. Crosstex Energy, Inc. currently pays a monthly fee to us to cover its portion of administrative and compensation costs, including compensation costs relating to the named executive officers.

Based on the information that we track regarding the amount of time spent by each of our named executive officers on business matters relating to Crosstex Energy, L.P., we estimate that such officers devoted the following percentage of their time to the business of Crosstex Energy, L.P. and to Crosstex Energy, Inc., respectively, for 2008:

	Percentage of Time	Percentage of Time
	Devoted to Business of	Devoted to Business of
Executive Officer or Director	Crosstex Energy, L.P.	Crosstex Energy, Inc.

Barry E. Davis	83%	17%
Jack M. Lafield*	100%	0%
William W. Davis	74%	26%
Robert S. Purgason	100%	0%
Joe A. Davis	88%	12%

*	Mr. Lafield departed from his position as Executive Vice President-Corporate Development with Crosstex Energy GP, LLC effective January 16, 2009.

Crosstex Energy GP, LLC’s Compensation Committee assists the board of directors in discharging its responsibilities relating to compensation of executive officers and has overall responsibility for approval, evaluation and oversight of all compensation plans, policies and programs of Crosstex Energy GP, LLC. Each member of the Crosstex Energy GP, LLC’s Compensation Committee is an independent director in accordance with NASDAQ standards. The responsibilities of Crosstex Energy GP, LLC’s Compensation Committee, as stated in its charter, include the following:

•	reviewing and making recommendations to the board of directors, on at least an annual basis, with respect to general compensation policies of Crosstex Energy GP, LLC relating to all officers and other key executives;

•	reviewing and making recommendations to the board of directors, on at least an annual basis, for the annual base salary, award of options, awards under incentive compensation and equity-based plans, employment agreements, severance agreements, and change in control agreements and any special or supplemental benefits for senior executives;

•	reviewing and making recommendations to the board of directors with respect to goals and objectives relevant to the compensation of senior executives, evaluating the senior executives’ performance in light of these goals and objectives and recommending compensation levels based on this evaluation; and

•	reviewing and reassessing the adequacy of the Compensation Committee’s charter, on at least an annual basis, and recommending any proposed changes to the board of directors.

Compensation Philosophy and Policies.  The primary objectives of Crosstex Energy GP, LLC’s compensation program, including compensation of the named executive officers, are to attract and retain highly qualified officers, employees and directors and to reward individual contributions to our success. Crosstex Energy GP, LLC considers the following policies in determining the compensation of the named executive officers:

•	total compensation is related to performance of the individual executive and the performance of the executive’s division/executive team (measured against both financial and non-financial goals);

•	incentive compensation represents a significant portion of the executive’s total compensation;

•	compensation levels are designed to be competitive to ensure that we will be able to attract and motivate highly qualified executive officers;

•	payments under retention plans are designed to retain highly qualified officers during challenging times;

•	incentive compensation balances long and short-term performance achievement; and

•	compensation is related to improving unitholder value.

Compensation Methodology.  The elements of Crosstex Energy GP, LLC’s compensation program for named executive officers are intended to provide a total incentive package designed to drive performance and reward contributions in support of business strategies at the entity and individual performance. All compensation determinations are discretionary and, as noted above, subject to the decision-making authority of Crosstex Energy GP, LLC.

Compensation Consultant.  In 2008, Crosstex Energy GP, LLC’s Compensation Committee retained Mercer Human Resource Consulting (“Mercer”) as its independent compensation consultant to conduct a compensation study and advise the Compensation Committee on certain matters relating to compensation programs applicable to the named executive officers and other employees of Crosstex Energy GP, LLC. Mercer provided a presentation to the Compensation Committee regarding the compensation programs of the Crosstex entities in February 2008.

With respect to compensation objectives and decisions regarding the named executive officers the Compensation Committee has reviewed market data with respect to peer companies provided by Mercer in determining relevant compensation levels and compensation program elements for our named executive officers, including establishing base salaries, for fiscal 2008. Mercer has provided guidance on current industry best practices to the Compensation Committee. The market data that we reviewed included the base salaries paid to executive officers in similar positions at our peer companies, as well as a comparison of the mix of total compensation (including base salary, bonus structure, bonus methodology and short and long-term compensation elements) paid to executive officers in similar positions at such companies. For 2008, our peer companies consisted of the following: Energy Transfer Partners, L.P., Enbridge Energy Partners, L.P., ONEOK Partners, L.P., Southern Union, Magellan Midstream Holdings, L.P., NuStar Energy, L.P., Copano Energy, LLC, Regency Energy Partners, L.P., MarkWest Energy Partners, L.P., Boardwalk Pipeline Partners, L.P., Atmos Energy Corporation, El Paso Corporation, Questar Corporation, Equitable Resources, Inc., Pioneer Natural Resources Company, Plains Exploration & Production Company, Cabot Oil & Gas Corporation, St. Mary Land & Exploration Company and Range Resources Corporation. We believe that this group of companies is representative of the industry in which we operate and the individual companies were chosen because of such companies’ relative position in our industry, their relative size/market capitalization, the relative complexity of the business, similar organizational structure and the named executive officers’ roles and responsibilities.

In addition, the Compensation Committee has reviewed various relevant compensation surveys with respect to determining compensation for the named executive officers. In determining the long-term incentive component of compensation of the senior executives of Crosstex Energy GP, LLC (including the named executive officers), the Compensation Committee considers the performance and relative equity holder return, the value of similar incentive awards to senior executives at comparable companies, awards made to the company’s senior executives in past years and such other factors as the Compensation Committee deems relevant.

With respect to bonus amounts and stock awards paid to our chief executive officer, the bonus and incentive award amounts differ in value from awards made to our other named executive officers because the scope of our chief executive officer’s responsibilities are broader than those of our other named executive officers. In addition, our Compensation Committee considers the bonus and stock awards paid to similar named executive officers by our peer companies, which awards are generally higher for chief executive officers at our peer companies than for other executive officers at our peer companies.

Elements of Compensation.  The primary elements of Crosstex Energy GP, LLC’s compensation program are a combination of annual cash and long-term equity-based compensation. For fiscal year 2008, the principal elements of compensation for the named executive officers were the following:

•	base salary;

•	annual cash bonus plan awards;

•	long-term incentive plan awards; and

•	retirement and health benefits.

Base Salary.  Crosstex Energy GP, LLC’s Compensation Committee establishes base salaries for the named executive officers based on the historical salaries for services rendered to Crosstex Energy GP, LLC and its affiliates, market data and responsibilities of the named executive officers. Salaries are generally determined by considering the employee’s performance and prevailing levels of compensation in areas in which a particular employee works. As discussed above, except with respect to the monthly reimbursement payment received from Crosstex Energy, Inc., all of the base salaries of the named executive officers were allocated to us by Crosstex Energy GP, LLC as general and administration expenses. The base salaries paid to our named executive officers during fiscal year 2008 are shown in the Summary Compensation Table on page 27.

Each of the named executive officers, including Barry E. Davis, Jack M. Lafield, William W. Davis, Robert S. Purgason and Joe A. Davis have entered into employment agreements with Crosstex Energy GP, LLC. Mr. Lafield’s employment agreement was replaced with a separation agreement with his departure on January 16, 2009. All of these employment agreements are substantially similar, with certain exceptions as set forth below. Each of the employment agreements has a term of one year that will automatically be extended such that the remaining term of the agreements will not be less than one year. The employment agreements provide for a base annual salary of $435,000, $315,000, $300,000 and $285,000 for Barry E. Davis, William W. Davis, Robert S. Purgason and Joe A. Davis, respectively, as of January 1, 2009.

The employment agreements also provide for a noncompetition period that will continue until the later of one year after the termination of the employee’s employment or the date on which the employee is no longer entitled to receive payments under the employment agreement. During the noncompetition period, the employees are generally prohibited from engaging in any business that competes with us or our affiliates in areas in which we conduct business as of the date of termination and from soliciting or inducing any of our employees to terminate their employment with us.

Annual Cash Bonus Plan Awards.   Crosstex Energy GP, LLC’s Compensation Committee awarded cash bonus awards to each of the named executive officers in 2008. Crosstex uses financial and operational goals, as well as individual performance goals, to determine the amount of cash bonus awards that we pay to our named executive officers. Bonuses have been generally based on return on invested capital (“ROI”), bottom-line profitability, customer satisfaction, overall company growth, corporate governance, adherence to policies and procedures and other factors that vary depending on an employee’s responsibilities. The calculation of ROI is reviewed by the Board and includes adjustments for capital expenditures that are not yet deployed in income producing activities and other similar matters. With certain exceptions, approximately two-thirds of the bonuses payable to our named executive officers for fiscal 2008 were based upon a formula that is tied to ROI achieved by us during the year. If a predetermined ROI is accomplished, then the bonus is paid and is increased or decreased based on the ROI percentage that is achieved, with minimum payouts of 10%, target payouts ranging from 65% to 100%, and maximum payouts ranging from 130% to 200% of an executive officer’s base salary. Target ROI is based upon a standard of reasonable market expectations and company performance, and varies from year to year. Several factors are reviewed in determining target ROI, including market expectations, internal forecasts and available investment opportunities. For 2008, our ROI targets for bonuses were 9% for minimum bonuses, 11% for mid-point bonuses and 13% for maximum bonuses. We slightly exceeded the minimum ROI threshold of 9% with an ROI of 9.2% for 2008.

The remaining amount of the bonuses payable to our named executive officers for fiscal 2008 were determined in the discretion of the Compensation Committee, based upon the Compensation Committee’s assessment of performance objectives. These performance objectives include the quality of leadership within the named executive officer’s assigned area of responsibility, the achievement of technical and professional proficiencies by the named executive officer, the execution of identified priority objectives by the named executive officer and the named executive officer’s contribution to, and enhancement of, the desired company culture. These performance objectives are reviewed and evaluated by our Compensation Committee as a whole. All of our named executive officers met or exceeded their personal performance objectives for 2008.

For 2009, the Board has approved a modification to the Annual Cash Bonus Plan to substitute earnings before interest, income taxes, depreciation and amortization, or EBITDA, as the performance metric in place of ROI. Under the revised 2009 plan, bonuses will be determined based on EBITDA levels ranging from a threshold of $195.0 million to a maximum of $280.0 million, with a mid-point EBITDA of $225.0 million. Payout of any such bonuses will be contingent on the Partnership’s compliance with all long term debt covenants. The discretionary portion of the bonus will operate in the same manner as in 2008. In addition, the Board has approved a Key Employee Retention Plan for 2009 that will include each of the named executive officers and certain other members of senior management. Under the plan, participants will receive retention payments in quarterly installments equal to 20% of base salary for the first three quarters of the year and 40% of base salary for the fourth quarter, provided that the participant is employed by the Partnership at the time of payment. In the case of a participant who is terminated by Crosstex without cause, such participant will receive a prorated payment based on time of employment. Payments made under this plan will be in lieu of payments that would otherwise be payable to a participant under the Annual Cash Bonus Plan up to the mid-point EBITDA of $225.0 million. The Key Employee Retention Plan is designed to retain and compensate certain key employees that are very important for the accomplishment of the Partnership’s objectives during critical times. Participation in the plan is at the discretion of the Compensation Committee and the Board.

Long-Term Incentive Plans.  We compensate our employees and directors with grants from long-term incentive plans adopted by each of Crosstex Energy GP, LLC and Crosstex Energy, Inc. A discussion of each plan (prior to (i) the proposed amendment and restatement of the Crosstex Energy GP, LLC plan described in Proposals One and Two and (ii) the adoption of any proposed Crosstex Energy, Inc. plan after January 1, 2009) follows:

Crosstex Energy GP, LLC Long-Term Incentive Plan.  Crosstex Energy GP, LLC has adopted a long-term incentive plan for employees and directors of Crosstex Energy GP, LLC and its affiliates who perform services for us. The long-term incentive plan is administered by Crosstex Energy GP, LLC’s Compensation Committee and permits the grant of awards covering an aggregate of 4,800,000 common units, which may be awarded in the form of restricted units or unit options. Of the 4,800,000 common units that may be awarded under the long-term incentive plan, 1,915,696 common units remain eligible for future grants by Crosstex Energy GP, LLC as of January 1, 2009. The long-term compensation structure is intended to align the employee’s performance with long-term performance for our unitholders.

Crosstex Energy GP, LLC’s board of directors in its discretion may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Crosstex Energy GP, LLC’s board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to the approval requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

•	Unit Options. The long-term incentive plan currently permits the grant of options covering common units. Under current policy all unit option grants will have an exercise price equal to or more than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the Compensation Committee. In addition, the unit options will become exercisable upon a change in control of us or our general partner, as discussed below under “— Potential Payments Upon a

Change of Control or Termination.” Upon exercise of a unit option, Crosstex Energy GP, LLC will acquire common units in the open market or directly from us or any other person or use common units already owned, or any combination of the foregoing. Crosstex Energy GP, LLC will be entitled to reimbursement by us for the difference between the cost incurred by it in acquiring these common units and the proceeds received by it from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by us. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase, and Crosstex Energy GP, LLC will pay us the proceeds it received from the optionee upon exercise of the unit option. The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

•	Restricted Units. A restricted unit is a “phantom” unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit. In the future, the Compensation Committee may make grants under the plan to employees and directors containing such terms as it shall determine under the plan. The Compensation Committee may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a change of control of us or of our general partner, as discussed below under “— Potential Payments Upon a Change of Control or Termination.” Common units to be delivered upon the vesting of restricted units may be common units acquired by Crosstex Energy GP, LLC in the open market, common units already owned by Crosstex Energy GP, LLC, common units acquired by Crosstex Energy GP, LLC directly from us or any other person or any combination of the foregoing. Crosstex Energy GP, LLC will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units upon vesting of the restricted units, the total number of common units outstanding will increase. The Compensation Committee, in its discretion, may grant tandem distribution equivalent rights with respect to restricted units which entitles the grantee to distributions attributable to the restricted units prior to vesting of such units. We intend the issuance of the common units upon vesting of the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, under current policy, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

•	Performance Units. A performance unit represents a contractual commitment to grant restricted units in the future if certain conditions are satisfied. It is contemplated that performance unit agreements will only be entered into with members of our senior management. Under the terms of the performance unit agreements, to be eligible to receive the restricted units, the executive officer must continuously be employed from the date of the agreement through January 1 of the third calendar year following such date, and no units will be credited to an award recipient under our long term incentive plan until such future date. Each agreement provides for a target number of units that are to be granted in the future. The target number of units will be increased (up to a maximum of 200% of the target number of units for performance units granted in 2007 and up to a maximum of 300% for performance units granted in 2008) or decreased (to a minimum of 30% of the target number of units) based on Crosstex Energy, L.P.’s average growth rate (defined as the percentage increase or decrease in distributable cash flow per unit) compared to the target growth rate established in the applicable performance unit agreement which will vary from year to year. In 2007 and 2008 the target growth rate was 10.5%, and 9.0%, respectively. Generally, the restricted units that are granted pursuant to a performance unit agreement will vest and become unrestricted as of March 1 of the year of vesting if the executive officer remains an employee through such date.

On an aggregate basis, in the past the Crosstex entities generally have granted equity compensation in a amount of up to 300% of the chief executive officer’s base salary and up to 200% of each other named executive officer’s base salary. The total value of the equity compensation granted to our named executive officers generally has been allocated 50% in restricted units of Crosstex Energy, L.P. and 50% in restricted stock of Crosstex Energy, Inc. For fiscal year 2008, Crosstex Energy GP, LLC granted 61,985, 28,499, 29,924, 28,499 and 27,074 performance units at target to Barry E. Davis, Jack M. Lafield, William W. Davis, Robert S. Purgason and Joe A. Davis, respectively. All performance and restricted units that we grant are charged against earnings according to SFAS No. 123R.

Crosstex Energy, Inc. Long-Term Incentive Plan.  The objectives of Crosstex Energy, Inc.’s long-term incentive plan are to attract able persons to enter the employ of the company, to encourage employees to remain in the employ of the company, to provide motivation to employees to put forth maximum efforts toward the continued growth, profitability and success of the company by providing incentives to such persons through the ownership and/or performance of Crosstex Energy, Inc.’s common stock and to attract able persons to become directors of the company and to provide such individuals with incentive and reward opportunities. Awards to participants under the long-term incentive plan may be made in the form of stock options or restricted stock awards.

The Crosstex Energy, Inc. long-term incentive plan provides for the award of stock options and restricted stock (collectively, “Awards”) for up to 4,590,000 shares of Crosstex Energy, Inc.’s common stock. As of January 1, 2009, approximately 626,453 shares remained available under the long-term incentive plan for future issuance to participants. A participant may not receive in any calendar year options relating to more than 100,000 shares of common stock. The maximum number of shares set forth above are subject to appropriate adjustment in the event of a recapitalization of the capital structure of Crosstex Energy, Inc. or reorganization of Crosstex Energy, Inc. Shares of common stock underlying Awards that are forfeited, terminated or expire unexercised become immediately available for additional Awards under the long-term incentive plan.

The Compensation Committee of Crosstex Energy, Inc.’s board of directors administers the long-term incentive plan. The administrator has the power to determine the terms of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award, the exercisability thereof and the form of consideration payable upon exercise. In addition, the administrator has the authority to grant waivers of long-term incentive plan terms, conditions, restrictions and limitations, and to amend, suspend or terminate the plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the plan without the consent of the holder. Awards may be granted to employees, consultants and outside directors of Crosstex Energy, Inc.

The Compensation Committee of Crosstex Energy, Inc. will determine the type or types of Awards made under the plan and will designate the individuals who are to be the recipients of Awards. Each Award may be embodied in an agreement containing such terms, conditions and limitations as determined by the Compensation Committee of Crosstex Energy, Inc. Awards may be granted singly or in combination. Awards to participants may also be made in combination with, in replacement of, or as alternatives to, grants or rights under the plan or any other employee benefit plan of the company. All or part of an Award may be subject to conditions established by the Compensation Committee of Crosstex Energy, Inc., including continuous service with the company.

•	Stock Options. Stock options are rights to purchase a specified number of shares of common stock at a specified price. An option granted pursuant to the plan may consist of either an incentive stock option that complies with the requirements of section 422 of the Code, or a nonqualified stock option that does not comply with such requirements. Only employees may receive incentive stock options and such options must have an exercise price per share that is not less than 100% of the fair market value of the common stock underlying the option on the date of grant. Nonqualified stock options also must have an exercise price per share that is not less than the fair market value of the common stock underlying the option on the date of grant. The exercise price of an option must be paid in full at the time an option is exercised.

•	Restricted Stock Awards. Stock awards consist of restricted shares of common stock of Crosstex Energy, Inc. The Compensation Committee of Crosstex Energy, Inc. will determine the terms, conditions and limitations applicable to any restricted stock awards. Rights to dividends or dividend equivalents may be extended to and made part of any stock award at the discretion of the Crosstex Energy, Inc. Compensation Committee. Restricted stock awards will have a vesting period established in the sole discretion of the Compensation Committee, provided that the Compensation Committee may provide for earlier vesting by reason of death, disability, retirement or otherwise.

•	Performance Shares. A performance share represents a contractual commitment to grant restricted shares in the future if certain conditions are satisfied. It is contemplated that performance share agreements will only be entered into with members of our senior management. Under the terms of the performance share agreements, to be eligible to receive the restricted shares, the executive officer must continuously be employed from the date of the agreement through January 1 of the third calendar year following such date, and no shares will be credited to an award recipient under our long term incentive plan until such future date. Each agreement provides for a target number of shares that are to be granted in the future. The target number of shares will be increased (up to a maximum of 200% of the target number of shares for performance units granted in 2007 and up to a maximum of 300% for performance units granted in 2008) or decreased (to a minimum of 30% of the target number of shares) based on Crosstex Energy, L.P.’s average growth rate (defined as the percentage increase or decrease in distributable cash flow per common unit) compared to the target growth rate established in the applicable performance shares agreement which will vary from year to year. In 2007 and 2008, the target growth rate was 10.5% and 9%, respectively. Generally, the restricted shares that are granted pursuant to a performance share agreement will vest and become unrestricted as of March 1 of the year of vesting if the executive officer remains an employee through such date.

Crosstex Energy, Inc.’s board of directors may amend, modify, suspend or terminate the long-term incentive plan for the purpose of addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment that would impair the rights of any participant to any Award may be made without the consent of such participant, and no amendment requiring stockholder approval under any applicable legal requirements will be effective until such approval has been obtained. No incentive stock options may be granted after the tenth anniversary of the effective date of the plan.

In the event of any corporate transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of Crosstex Energy, Inc., the Crosstex Energy, Inc. board of directors shall substitute or adjust, as applicable: (i) the number of shares of common stock reserved under this plan and the number of shares of common stock available for issuance pursuant to specific types of Awards as described in the plan, (ii) the number of shares of common stock covered by outstanding Awards, (iii) the grant price or other price in respect of such Awards and (iv) the appropriate fair market value and other price determinations for such Awards, in order to reflect such transactions, provided that such adjustments shall only be such that are necessary to maintain the proportionate interest of the holders of Awards and preserve, without increasing, the value of such Awards.

As discussed above, on an aggregate basis, in the past the Crosstex entities generally have granted equity compensation in an amount of up to 300% of the chief executive officer’s base salary and up to 200% of each other named executive officer’s base salary. The total value of the equity compensation granted to our executive officers generally has been awarded 50% in restricted units of Crosstex Energy, L.P. and 50% in restricted stock of Crosstex Energy, Inc. In addition, our executive officers may receive additional grants of equity compensation in certain circumstances, such as promotions. For fiscal year 2008, Crosstex Energy, Inc. granted 58,748, 27,011, 28,361, 27,011 and 25,660 performance shares at target to Barry E. Davis, Jack M. Lafield, William W. Davis, Robert S. Purgason and Joe A. Davis, respectively. All performance and restricted shares that we grant are charged against earnings according to SFAS No. 123R.

Retirement and Health Benefits.  Crosstex Energy GP, LLC offers a variety of health and welfare and retirement programs to all eligible employees. The named executive officers are generally eligible for the same programs on the same basis as other employees of Crosstex Energy GP, LLC. Crosstex Energy GP, LLC maintains a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantages basis. In 2008, Crosstex Energy GP, LLC matched 100% of every dollar contributed for contributions of up to 6% of salary (not to exceed the maximum amount permitted by law) made by eligible participants. The retirement benefits provided to the named executive officers were allocated to us as general and administration expenses. Our executive officers are also eligible to participate in any additional retirement and health benefits available to our other employees.

Perquisites and Other Compensation.  Crosstex Energy GP, LLC generally does not pay for perquisites for any of the named executive officers, other than payment of dues, sales tax and related expenses for membership in an industry related private lunch club (totaling less than $2,500 per year per person).

Compensation Mix.  Crosstex Energy GP, LLC’s Compensation Committee determines the mix of compensation, both among short and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of the named executive officers. We believe that the mix of base salary, cash bonus awards, awards under the long-term incentive plan, retirement and health benefits and perquisites and other compensation fit our overall compensation objectives. We believe this mix of compensation provides competitive compensation opportunities to align and drive employee performance in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies that we require.

Potential Payments Upon a Change of Control or Termination.

Employment Agreements.  Under the employment agreements with our executive officers, we may be required to pay certain amounts upon a change of control of us or our affiliates or upon the termination of the executive officer in certain circumstances. Except in the event of our becoming bankrupt or ceasing operations, termination for cause or termination by the employee other than for good reason, or if a change in control occurs during the term of an employee’s employment and either party to the agreement terminates the employee’s employment as a result thereof, the employment agreements entered into between Crosstex Energy GP, LLC and each of the named executive officers provide for continued salary payments, bonus and benefits following termination of employment for the remainder of the employment term under the agreement. The terms contained in the employment agreements were established at the time we entered into such agreements with our named executive officers. These terms were determined based on past practice and our understanding of similar agreements utilized by public companies generally at the time we entered into such agreements. The determination of the reasonable consequences of a change of control is periodically reviewed by the Compensation Committee. For purposes of the employment agreements:

•	“Cause” means that:

•	the employee has failed to perform the duties assigned to him and such failure has continued for 30 days following delivery by Crosstex Energy GP, LLC of written notice to the employee of such failure;

•	the employee has been convicted of a felony or misdemeanor involving moral turpitude;

•	the employee has engaged in acts or omissions against Crosstex Energy GP, LLC constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing or misfeasance;

•	the employee has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of Crosstex Energy GP, LLC; or

•	the employee has breached any obligation under the employment agreement.

•	“Good reason” includes any of the following:

•	the assignment to employee of any duties materially inconsistent with the employee’s position (including a materially adverse change in the employee’s office, title and reporting requirements), authority, duty or responsibilities;

•	Crosstex Energy GP, LLC requiring the employee to be based at any office other than the offices in the greater Dallas, Texas area;

•	any termination by Crosstex Energy GP, LLC of the employee’s employment other than as expressly permitted by the employment agreement; or

•	a breach or violation by Crosstex Energy GP, LLC of any material provision of the employment agreement, which breach or violation remains unremedied for more than 30 days after written notice thereof is given to Crosstex Energy GP, LLC by the employee.

•	No act or failure to act on Crosstex Energy GP, LLC’s part shall be considered “good reason” unless the employee has given Crosstex Energy GP, LLC written notice of such act or failure to act within 30 days thereof and Crosstex Energy GP, LLC fails to remedy such act or failure to act within 30 days of its receipt of such notice.

•	A “change in control” shall be deemed to have occurred if:

•	Crosstex Energy, Inc. and/or its affiliates, collectively, no longer directly or indirectly hold a controlling interest in Crosstex Energy GP, L.P. or Crosstex Energy GP, LLC and the named executive officer does not remain employed by Crosstex Energy GP, LLC upon the occurrence of such event (whether the employee’s employment is terminated voluntarily or by Crosstex Energy GP, LLC);

•	the consummation of any transaction as a result of which any person (other than Yorktown Partners LLC, a Delaware limited liability company, or its affiliates including any funds under its management) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least 50% of the total voting power represented by the outstanding voting securities of Crosstex Energy, Inc. at a time when Crosstex Energy, Inc. still beneficially owns 50% or more of the voting power of the outstanding equity interests of Crosstex Energy GP, L.P. or Crosstex Energy GP, LLC; or

•	Crosstex Energy GP, LLC has caused the sale of at least 50% of our assets.

If a termination of a named executive officer by Crosstex Energy GP, LLC other than for cause, a termination by a named executive officer for good reason or upon a change in control were to have occurred as of December 31, 2008, our named executive officers would have been entitled to the following:

•	Barry E. Davis would have received $435,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $78,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement;

•	Robert S. Purgason would have received $300,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $45,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement;

•	Jack M. Lafield would have received $300,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $45,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement;

•	William W. Davis would have received $315,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $147,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement; and

•	Joe A. Davis would have received $285,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $43,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement.

Long-Term Incentive Plans.  With respect to the Long-Term Incentive Plans, the amounts to be received by our named executive officers in these circumstances will be automatically determined based on the number of unvested stock or unit awards or restricted stock or units held by a named executive officer at the time of a change in control. The terms of the Long-Term Incentive Plans were determined based on past practice and our understanding of similar plans utilized by public companies generally at the time we adopted such plans. The determination of the reasonable consequences of a change of control is periodically reviewed by the Compensation Committee.

Crosstex Energy GP, LLC Long-Term Incentive Plan.  Under current policy, if a grantee’s employment is terminated for any reason other than death or disability, depending on the particular terms of the agreement in question, a grantee’s unit options and restricted units granted under the long-term incentive plan may automatically be forfeited unless, and to the extent, the Compensation Committee provides otherwise. With respect to performance units, however, in the case of a termination without cause or for good reason, the pro-rata portion of the number of units that have accrued to the date of termination will vest and become payable to the participant. A grantee’s options, restricted units and performance units will generally vest in the event of death or disability. Upon a change in control of us or our general partner, all unit options, restricted units and performance units will automatically vest and become payable or exercisable, as the case may be, in full and any restricted periods or performance criteria shall terminate or be deemed to have been achieved at the maximum level. For purposes of the long-term incentive plan, a “change in control” means, and shall be deemed to have occurred if:

•	the consummation of a merger or consolidation of Crosstex Energy GP, LLC with or into another entity or any other transaction if persons who were not holders of equity interests of Crosstex Energy GP, LLC immediately prior to such merger, consolidation or other transaction, 50% or more of the voting power of the outstanding equity interests of the continuing or surviving entity;

•	the sale, transfer or other disposition of all or substantially all of Crosstex Energy GP, LLC’s or our assets;

•	a change in the composition of the board of directors as a result of which fewer than 50% of the incumbent directors are directors who either had been directors of Crosstex Energy GP, LLC on the date 12 months prior to the date of the event that may constitute a change in control (the “original directors”) or were elected, or nominated for election, to the board of directors of Crosstex Energy GP, LLC with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

•	the consummation of any transaction as a result of which any person (other than Yorktown Partners LLC, a Delaware limited liability company, or its affiliates including any funds under its management) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Crosstex Energy, Inc. representing at least 50% of the total voting power represented by CEI’s then outstanding voting securities at a time when Crosstex Energy, Inc. still beneficially owns more than 50% of securities of Crosstex Energy GP, LLC representing at least 50% of the total voting power represented by Crosstex Energy GP, LLC’s then outstanding voting securities.

If a change in control were to have occurred as of December 31, 2008, unit options, restricted units and performance units held by the named executive officers would have automatically vested and become payable or exercisable, as follows:

•	Barry E. Davis held 16,667 restricted units and 218,117 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Robert S. Purgason held 18,886 restricted units, 101,043 performance units and options to purchase 10,000 common units that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Jack M. Lafield held 10,145 restricted units and 101,043 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	William W. Davis held 10,145 restricted units and 105,318 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control; and

•	Joe A. Davis held 7,199 restricted units and 91,876 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control.

Crosstex Energy, Inc. Long-Term Incentive Plan.  Under current policy, if a grantee’s employment is terminated for any reason other than death or disability, depending on the particular terms of the agreement in question, a grantee’s options and restricted shares that have been granted may automatically be forfeited unless, and to the extent, the Compensation Committee provides otherwise. With respect to performance shares, however, in the case of a termination without cause or for good reason, the pro-rata portion of the number of shares that have accrued to the date of termination will vest and become payable to the participant. A grantee’s options, restricted shares and performance shares will generally vest in the event of death or disability. Immediately prior to a “change of control” of Crosstex Energy, Inc., all option awards, restricted stock awards and performance shares will automatically vest and become payable or exercisable, as the case may be, in full and all vesting periods will terminate. For purposes of the long-term incentive plan, a “change of control” means:

•	the consummation of a merger or consolidation of Crosstex Energy, Inc. with or into another entity or any other transaction, if persons who were not shareholders of Crosstex Energy, Inc. immediately prior to such merger, consolidation or other transaction beneficially own immediately after such merger, consolidation or other transaction 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent entity of such continuing or surviving entity;

•	the sale, transfer or other disposition of all or substantially all of Crosstex Energy, Inc.’s assets;

•	a change in the composition of the board of directors of Crosstex Energy, Inc. as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of Crosstex Energy, Inc. on the date 12 months prior to the date of the event that may constitute a change of control (the “original directors”)or (ii) were elected, or nominated for election, to the board of directors of Crosstex Energy, Inc. with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

•	any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Crosstex Energy, Inc. representing at least 50% of the total voting power represented by Crosstex Energy, Inc.’s then outstanding voting securities.

If a change in control were to have occurred as of December 31, 2008, options and restricted stock held by the named executive officers would have automatically vested and become payable or exercisable, and any vesting periods of restricted stock would have terminated, as follows:

•	Barry E. Davis held 38,154 shares of restricted stock and 213,744 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Robert S. Purgason held 38,631 shares of restricted stock, 98,985 performance shares and options to purchase 30,000 common shares that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Jack M. Lafield held 36,594 shares of restricted stock and 98,985 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	William W. Davis 36,594 shares of restricted stock and 103,035 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control; and

•	Joe A. Davis held 8,565 shares of restricted stock and 87,634 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control.

Role of Executive Officers in Executive Compensation.  Crosstex Energy GP, LLC’s Compensation Committee determines the compensation payable to each of the named executive officers. None of the named executive officers serves as a member of the Compensation Committee. However, our chief executive officer, Barry E. Davis, provides periodic recommendations to the Compensation Committee regarding the compensation of the other named executive officers.

Tax and Accounting Considerations.  The equity compensation grant policies of the Crosstex entities have been impacted by the implementation of SFAS No. 123R, which we adopted effective January 1, 2006. Under this accounting pronouncement, we are required to value unvested unit options granted prior to our adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. As a result, the Crosstex entities currently intend to discontinue grants of unit option and stock option awards and instead grant restricted unit and restricted stock awards to the named executive officers and other employees. The Crosstex entities have structured the compensation program to comply with Internal Revenue Code Section 409A. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. None of the named executive officers or other employees had non-performance based compensation paid in excess of the $1.0 million tax deduction limit contained in Internal Revenue Code Section 162(m).

Summary Compensation Table

The following table sets forth certain compensation information for our chief executive officer and our four other most highly compensated executive officers in 2008.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)(6)	($)	($)	($)	($)		($)

Barry E. Davis	2008	435,000	78,000	1,154,104	—	—	—	356,580	(1)	2,023,684
President and Chief	2007	400,000	400,000	1,111,409	—	—	—	213,210	(1)	2,124,619
Executive Officer	2006	390,000	95,000	1,126,875	—	—	—	167,630	(1)	1,779,505
Robert S. Purgason	2008	300,000	45,000	530,627	—	—	—	224,589	(2)	1,100,216
Executive Vice	2007	290,000	226,000	534,691	—	—	—	175,038	(2)	1,225,729
President and Chief	2006	222,385	47,500	1,392,025	—	—	—	113,267	(2)	1,775,177
Operating Officer
Jack M. Lafield	2008	300,000	45,000	530,627	—	—	—	211,951	(3)	1,087,578
Executive Vice	2007	290,000	226,000	534,691	—	—	—	222,622	(3)	1,273,313
President	2006	275,000	60,000	685,926	—	—	—	198,061	(3)	1,218,987
William W. Davis	2008	315,000	147,000	557,137	—	—	—	220,452	(4)	1,239,589
Executive Vice	2007	290,000	226,000	534,691	—	—	—	227,411	(4)	1,278,102
President and Chief	2006	275,000	60,000	685,926	—	—	—	198,061	(4)	1,218,987
Financial Officer
Joe A. Davis	2008	285,000	43,000	504,085	—	—	—	234,324	(5)	1,066,409
Executive Vice	2007	265,000	226,000	366,422	—	—	—	137,440	(5)	994,862
President and	2006	250,000	47,500	549,967	—	—	—	86,349	(5)	933,816
General Counsel

(1)	Amount of all other compensation for Mr. Barry Davis includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $192,471 in 2008, $123,134 in 2007 and $95,251 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $139,374 in 2008, $83,308 in 2007 and $62,755 in 2006.

(2)	Amount of all other compensation for Mr. Purgason includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $112,788 in 2008, $66,202 in 2007 and $18,520 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $87,873 in 2008, $64,097 in 2007 and $37,260 in 2006.

(3)	Amount of all other compensation for Mr. Lafield includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $96,430 in 2008, $113,048 in 2007 and $97,211 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $91,709 in 2008, $106,806 in 2007 and $93,438 in 2006.

(4)	Amount of all other compensation for Mr. William Davis includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $98,923 in 2008, $113,048 in 2007 and $97,211 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $93,140 in 2008, $106,806 in 2007 and $93,438 in 2006.

(5)	Amount of all other compensation for Mr. Joe Davis includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $118,791 in 2008, $76,876 in 2007 and $47,925 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $91,625 in 2008, $52,988 in 2007 and $36,300 in 2006.

(6)	The amounts shown represent the amount recognized for financial statement reporting purposes computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.” See Note 11

to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 000-50067) (the “2008 Annual Report”) for the assumptions made in our valuation of such awards.

Grants of Plan-Based Awards for Fiscal Year 2008 Table

The following tables provide information concerning each grant of an award made to a named executive officer for fiscal year 2008, including, but not limited to, awards made under the Crosstex Energy GP, LLC Long-Term Incentive Plan and the Crosstex Energy, Inc. Long-Term Incentive Plan.

CROSSTEX ENERGY GP, LLC — GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Equity Incentive Plan Awards
					Grant
					Date Fair
					Value of
					Unit
		Threshold	Target	Maximum	Awards
Name	Grant Date	(#)	(#)	(#)	($)(1)

Barry E. Davis	3/27/08	18,596	61,985	185,955	571,455
Robert S. Purgason	3/27/08	8,550	28,499	85,497	262,742
Jack M. Lafield	3/27/08	8,550	28,499	85,497	262,742
William W. Davis	3/27/08	8,977	29,924	89,772	275,863
Joe A. Davis	3/27/08	8,122	27,074	81,222	249,589

(1)	Performance units reported at the threshold (minimum) number of units. Performance units awarded to named executive officers in 2008 included distribution rights for the target level units. See discussion of award characteristics on page 20.

CROSSTEX ENERGY, INC. — GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Equity Incentive Plan Awards
					Grant
					Date Fair
					Value of
					Stock
		Threshold	Target	Maximum	Awards
Name	Grant Date	(#)	(#)	(#)	($)(1)

Barry E. Davis	3/27/08	17,624	58,748	176,244	582,649
Robert S. Purgason	3/27/08	8,103	27,011	81,033	267,885
Jack M. Lafield	3/27/08	8,103	27,011	81,033	267,885
William W. Davis	3/27/08	8,508	28,361	85,083	281,274
Joe A. Davis	3/27/08	7,698	25,660	76,980	254,496

(1)	Performance shares reported at the threshold (minimum) number of units. Performance shares awarded to named executive officers in 2008 included dividend rights for the target level shares. See discussion of award characteristics on page 21.

Outstanding Equity Awards at Fiscal Year-End Table for Fiscal Year 2008

The following tables provide information concerning all outstanding equity awards made to a named executive officer as of December 31, 2008, including, but not limited to, awards made under the Crosstex Energy GP, LLC Long-Term Incentive Plan and the Crosstex Energy, Inc. Long-Term Incentive Plan.

CROSSTEX ENERGY GP, LLC — OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity					Equity		Equity
			Incentive					Incentive		Incentive
			Plan					Plan		Plan Awards:
			Awards:					Awards:		Market or
	Number of	Number of	Number of				Market	Number of		Payout Value
	Securities	Securities	Securities			Number	Value of	Unearned		of Unearned
	Underlying	Underlying	Underlying			of Units	Units	Shares, Units		Shares, Units
	Unexercised	Unexercised	Unexercised	Option		That	That	or Other		or Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Rights That		Rights That
	(#)	(#)(3)	Options	Price	Expiration	Vested	Vested	Have Not		Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	Vested (#)(2)		Vested ($)(1)

Barry E. Davis	—	—	—	—	—	16,667	72,835	4,824	(4)	21,081
								18,596	(5)	81,265
Robert S. Purgason	5,000	5,000	—	30.00	11/15/14	18,886	82,532	2,331	(4)	10,186
								8,550	(5)	37,364
Jack M. Lafield	—	—	—	—	—	10,145	44,334	2,331	(4)	10,186
								8,550	(5)	37,364
William W. Davis	—	—	—	—	—	10,145	44,334	2,331	(4)	10,186
								8,977	(5)	39,229
Joe A. Davis	—	—	—	—	—	7,199	31,460	1,598	(4)	6,983
								8,122	(5)	35,493

(1)	The closing price for the common units was $4.37 as of December 31, 2008.

(2)	Performance units reported at the threshold (minimum) number of units. See discussion on page 20.

(3)	Options vest and become exercisable on November 5, 2009.

(4)	Performance units vest on March 1, 2010.

(5)	Performance units vest on March 1, 2011.

CROSSTEX ENERGY, INC. — OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity					Equity		Equity
			Incentive					Incentive		Incentive
			Plan				Market	Plan		Plan Awards:
			Awards:				Value of	Awards:		Market or
	Number of	Number of	Number of			Number	Shares or	Number of		Payout Value
	Securities	Securities	Securities			of Shares or	Units of	Unearned		of Unearned
	Underlying	Underlying	Underlying			Units of	Stock	Shares, Units		Shares, Units
	Unexercised	Unexercised	Unexercised	Option		Stock That	That	or Other		or Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Rights That		Rights That
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Have Not		Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	Vested (#)(2)		Vested ($)(1)

Barry E. Davis	—	—	—	—	—	38,154	148,801	5,625	(3)	24,581
								17,624	(4)	77,017
Robert S. Purgason	15,000	15,000	—	13.33	12/07/14	38,631	150,661	2,692	(3)	11,764
								8,103	(4)	35,410
Jack M. Lafield	—	—	—	—	—	36,594	142,717	2,692	(3)	11,764
								8,103	(4)	35,410
William W. Davis	—	—	—	—	—	36,594	142,717	2,692	(3)	11,764
								8,508	(4)	37,180
Joe A. Davis	—	—	—	—	—	8,565	33,404	1,845	(3)	8,063
								7,698	(4)	33,640

(1)	The closing price for the common stock was $3.90 as of December 31, 2008.

(2)	Performance shares reported at the threshold (minimum) number of shares. See discussion on page 21.

(3)	Performance shares vest on March 1, 2010.

(4)	Performance shares vest on March 1, 2011.

Option Exercises and Units and Shares Vested Table for Fiscal Year 2008

The following table provides information related to the exercise of options and vesting of restricted units and restricted shares during fiscal year ended 2008.

OPTION EXERCISES AND UNITS AND SHARES VESTED

	Crosstex Energy, L.P.		Crosstex Energy, Inc.
	Unit Awards		Share Awards
	Number of Units	Value Realized on	Number of Shares	Value Realized
	Acquired on Vesting	Vesting	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Barry E. Davis	23,857	757,424	37,500	1,370,325
Robert S. Purgason	4,286	132,952	9,999	372,363
Jack M. Lafield	32,714	1,025,848	71,250	2,614,088
William W. Davis	32,714	1,025,848	71,250	2,614,088
Joe A. Davis	22,500	328,725	45,000	781,177

Compensation of Directors for Fiscal Year 2008

DIRECTOR COMPENSATION

	Fees Earned
	or Paid in		All Other
	Cash	Unit Awards(1)	Compensation(2)	Total
Name	($)	($)	($)	($)

Rhys J. Best	154,333	74,991	9,699	239,023
James C. Crain	42,750	—	6,891	49,641
Leldon E. Echols	66,125	37,495	1,253	104,873
Bryan H. Lawrence	—	—	—	—
Sheldon B. Lubar	68,751	37,495	8,445	114,691
Cecil E. Martin	80,625	37,495	8,445	126,565
Robert F. Murchison	19,250	—	6,192	25,442
Kyle D. Vann	149,000	74,991	9,699	233,690

(1)	Messrs. Best, Crain, Echols, Lubar, Martin and Vann were granted awards of restricted units of Crosstex Energy, L.P. on May 23, 2008 with a fair market value of $33.81 per unit and that will vest on May 7, 2009 in the following amounts, respectively: 2,218; 1,109; 1,109; 1,109; 1,109; and 2, 218. Mr. Crain forfeited his units when he resigned from the Board on August 13, 2008. The amounts shown represent the amount recognized for financial statement reporting purposes computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share Based Payment.” See Note 11 to our audited financial statements included in our 2008 Annual Report for the assumptions made in our valuation of such awards. At December 31, 2008, Messrs. Best, Echols, Lubar, Martin and Vann held aggregate outstanding restricted unit awards, in the following amounts, respectively: 4,218; 1,109; 3,109; 3,109; and 4,218. Messrs. Crain, Lawrence and Murchison held no outstanding restricted unit awards at December 31, 2008.

(2)	Other Compensation is comprised of distributions on restricted units.

Each director of Crosstex Energy GP, LLC who is not an employee of Crosstex Energy GP, LLC (except Mr. Lawrence) is paid an annual retainer fee of $50,000. Directors do not receive an attendance fee for each regularly scheduled quarterly board meeting, but are paid $1,500 for each additional meeting that they attend. Also, an attendance fee of $1,500 is paid to each director for each committee meeting he attends. Each committee chairman receives $2,500 annually, except the Audit Committee chairman who receives $7,500 annually. The Lead Director is paid a fee of $7,500 annually. Directors are also reimbursed for related out-of-pocket expenses. Barry E. Davis, as an executive officer of Crosstex Energy GP, LLC, is otherwise compensated for his services and therefore receives no separate compensation for his service as a director. For directors that serve on both the boards of Crosstex Energy GP, LLC and Crosstex Energy, Inc., the above listed fees are generally allocated 75% to us and 25% to Crosstex Energy, Inc. The Governance Committee annually reviews and makes recommendations to the Board of Directors regarding the compensation of the directors.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended 2008, the Compensation Committee was composed of Kyle Vann, Cecil E. Martin and Rhys J. Best. Mr. Murchison was also a member of the committee until his departure from the Board on May 7, 2008. No member of the Compensation Committee was an officer or employee of Crosstex Energy GP, LLC. None of Crosstex Energy GP, LLC’s executive officers served on the board of directors or the compensation committee of any other entity, for which any officers of such other entity served either on Crosstex Energy GP, LLC’s Board of Directors or Compensation Committee.

UNITHOLDER PROPOSALS AND OTHER MATTERS

No Unitholder Proposals

Your Units do not entitle you to make proposals at the special meeting.

Under applicable Delaware law and our partnership agreement, we are not required to hold an annual meeting of unitholders. Special meetings of holders of Units may be called by our general partner or by limited partners owning 20% or more of our outstanding Units. Limited partners calling a special meeting must indicate in writing to our general partner the general or specific purposes for which the special meeting is to be called. Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for any future special meeting must submit such proposal within a reasonable time before we begin to print and send our proxy materials or it will be considered untimely.

SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, unitholders who have the same address and have consented to our mailing of proxy materials and other unitholder information only to one account in such household will receive only one copy of the notice regarding Internet availability of the proxy materials or one paper copy of the proxy materials, as applicable, unless one or more of these unitholders notifies us that they wish to continue receiving individual copies. This procedure helps reduce our printing costs and postage fees.

Unitholders who participate in householding will continue to receive separate proxy or voting instruction cards. Also, householding will not in any way affect distribution check mailings.

If you are eligible for householding, but you and other unitholders of record with whom you share an address currently receive multiple copies of the notice regarding Internet availability of the proxy materials or the proxy materials, as applicable, or if you hold Units in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Denise LeFevre at 214-721-9245 or send your request to Crosstex Energy, L.P., Attn: Denise LeFevre, 2501 Cedar Springs, Dallas, Texas 75201. You may also contact us at this phone number or address if you participate in householding and wish to receive a separate copy of these documents.

Unitholders who hold their Units through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

Solicitation of Proxies

The cost of the solicitation of proxies will be paid by us. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies from unitholders by telephone, facsimile, electronic mail or in person. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Additional Information about the Partnership

You can learn more about us and our operations by visiting our website at www.crosstexenergy.com.  For additional information about us, please refer to our 2008 Annual Report. Unitholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. All unitholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

Incorporation of Certain Information by Reference

The following items of our 2008 Annual Report are incorporated herein by reference:

•	Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A — Quantitative and Qualitative Disclosures About Market Risk;

•	Item 8 — Financial Statements and Supplementary Data; and

•	Item 9 — Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

Our independent registered public accountants are not expected to be present at the special meeting.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting, to the extent that they update the information included herein or incorporated by reference above, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will provide you, without charge, a copy of any of the information incorporated by reference in this proxy statement (excluding exhibits) by first class mail or other equally prompt means within one business day of receiving a written request directed to us at: Crosstex Energy, L.P., Attn: Denise LeFevre, 2501 Cedar Springs, Dallas, Texas 75201 or by calling us at: 214-721-9245.

CROSSTEX ENERGY, INC.

Barry E. Davis
President and
Chief Executive Officer

Exhibit A

Crosstex Energy GP, LLC
Amended and Restated Long-Term Incentive Plan

CROSSTEX ENERGY GP, LLC
LONG-TERM INCENTIVE PLAN
(As Amended and Restated on March 17, 2009)

Section 1. Purpose of the Plan.

The Crosstex Energy GP, LLC Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”), by providing to employees and directors of Crosstex Energy GP, LLC (the “Company”) and its Affiliates who perform services for the Partnership incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and its partners.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option or Restricted Unit granted under the Plan, and shall include any tandem DERs granted with respect to such Award.

“Board” means the Board of Directors of the Company.

“Cause” means (i) Participant has failed to perform the duties assigned to him and such failure has continued for thirty (30) days following delivery by the Company of written notice to Participant of such failure, (ii) Participant has been convicted of a felony or misdemeanor involving moral turpitude, (iii) Participant has engaged in acts or omissions against the Company constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, (iv) Participant has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the Company, or (v) Participant has breached any obligation under this Agreement.

“Change in Control” means: (a) the consummation of a merger or consolidation of the Company with or into another entity or any other transaction (other than a merger, consolidation or other transaction with or into the Partnership, Crosstex Energy GP, L.P. or Crosstex Energy Inc.), if Persons who were not holders of equity interests of the Company immediately prior to such merger, consolidation or other transaction beneficially own, immediately after such merger, consolidation or other transaction, 50% or more of the voting power of the outstanding equity interests of the continuing or surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the Company’s or the Partnership’s assets; (c) a change in the composition of the Board as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 12 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or (d) the consummation of any transaction as a result of which any Person (other than Yorktown Partners LLC, a Delaware limited liability company, or its Affiliates including any funds under its management) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of at least 50% of the total voting power represented by the outstanding voting securities of

Crosstex Energy, Inc. (“CEI”) at a time when CEI still beneficially owns 50% or more of the voting power of the outstanding equity interests of the Company.

“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed to administer the Plan.

“DER” means a contingent right, granted in tandem with a specific Restricted Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Restricted Unit is outstanding.

“Director” means a “non-employee director” of the Company, as defined in Rule 16b-3.

“Employee” means any employee of the Company or an Affiliate, as well as any individual providing direct consulting services to the Company or any Affiliate, in each case as determined by the Committee. Any reference to employment or termination of employment shall include engagement as a consultant or independent contractor or termination of such engagement, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee or Director granted an Award under the Plan.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Qualifying Termination” means Participant’s employment or service with the Company or its Affiliates is terminated as a result of Participant’s (i) death, (ii) becoming disabled and qualified to receive benefits under the Company’s long-term disability plan or (iii) retirement with the approval of the Committee on or after reaching age 60.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by or payable to the Participant.

“Restricted Unit” means a phantom unit granted under the Plan which upon or following vesting entitles the Participant to receive a Unit.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Unit” means a Common Unit of the Partnership or any other securities or other consideration into which a Common Unit of the Partnership is converted pursuant to any capital reorganization, recapitalization, merger or other similar transaction.

Section 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following, and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company (provided the Chief Executive Officer is a member of the Board), subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee,” other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to himself, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

Section 4. Units

(a) Units Available.  Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Restricted Units and Options may be granted under the Plan is 5,600,000. If any Option or Restricted Unit is forfeited or otherwise terminates or is canceled without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which Options or Restricted Units may be granted, as the case may be.

(b) Sources of Units Deliverable Under Awards.  Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Adjustments.  In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any outstanding Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

Section 5. Eligibility.

Any Employee who performs services for the benefit of the Partnership or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

Section 6. Awards.

(a) Options.  The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.  The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and shall be no less than its Fair Market Value as of the date of grant.

(ii) Time and Method of Exercise.  The Committee shall determine the Restricted Period, i.e., the time or times at which an Option may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which unless otherwise prohibited by applicable law, may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by the Company, by withholding from the issuance under the Option Units otherwise deliverable thereunder, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price. The Committee may adopt additional rules and procedures regarding the exercise of options from time to time, provided that such rules and procedures are not inconsistent with the Plan or applicable law.

(iii) Term.  Subject to earlier termination as provided in the grant agreement or the Plan, each Option shall expire on the tenth anniversary of its date of grant.

(iv) Forfeiture.  Except as otherwise provided in the terms of the Option grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason other than a Qualifying Termination during the applicable Restricted Period, all Options shall be forfeited by the Participant: (i) if such termination is for Cause, on the date of such termination, and (ii) in all other cases, thirty (30) days after the date of such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(v) Exercise Upon Qualifying Termination.  In the event of a Qualifying Termination, an Option may be exercised at any time before the expiration date by: (i) Participant; (ii) the personal representative of Participant’s estate or the person who acquires the Option by will or the laws of descent and distribution in the event of Participant’s death; or (iii) Participant’s legal guardian in the event one is appointed as a result of Participant’s disability.

(vi) Option Exchanges.   The Committee shall have the authority to implement a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any exchange program will be determined by the Committee in its sole discretion.

(b) Restricted Units.  The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Restricted Units.

(i) DERs.  To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) Forfeiture.  Except as otherwise provided in the terms of the Restricted Units grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason other than a Qualifying Termination during the applicable Restricted

Period, all Restricted Units shall be forfeited by the Participant. In the event of a Qualifying Termination occurring during the Restricted Period, the Restricted Units shall become fully vested and the Restricted Period shall terminate. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.

(iii) Lapse of Restrictions.  Upon or following the vesting of each Restricted Unit, the Participant shall be entitled to receive from the Company one Unit, subject to the provisions of Section 8(b).

(c) General.

(i) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(C) To the extent specifically provided by the Committee with respect to an Option grant, an Option may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish. In addition, Awards may be transferred by will and the laws of descent and distribution.

(iii) Term of Awards.SOThe term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates.  All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants.  Awards may be granted for no cash consideration or for such consideration as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration.  Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Unless otherwise prohibited by applicable law, such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units, cashless- broker exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Units or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award agreement.

(vii) Change in Control.  Upon a Change in Control, or such period prior thereto as may be established by the Committee, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. Notwithstanding the foregoing, payment of any Award subject to Section 409A shall not be accelerated upon a Change of Control unless such Change of Control qualifies as a “change in control event” within the meaning of Treas. Reg. Section 1.409A-3(i)(5). To the extent that an Option is not exercised upon a Change in Control, the Committee may, in its discretion, cancel such Award without payment or provide for a replacement grant with respect to such property and on such terms as it deems appropriate.

Section 7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award agreement or in the Plan:

(a) Amendments to the Plan.  Except as required the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards.  Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Section 8.  General Provisions.

(a) No Rights to Award.  No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Withholding.  The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

(d) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(e) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws.  The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units.  No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment.  Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number.  Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(l) Section 409A.  All Awards under this Plan are intended either to be exempt from, or to comply with the requirements of Section 409A, and this Plan and all Awards shall be interpreted and operated in a manner consistent with that intention. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an applicable tax under Section 409A, that Plan provision or Award shall be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

Section 9. Term of the Plan.

This amendment and restatement of the Plan shall be effective on the date of its approval by the unitholders of the Partnership and shall continue until the date 10 years following such approval, the date terminated by the Board or the date Units are no longer available for grants of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

SPECIAL MEETING OF UNITHOLDERS OF CROSSTEX ENERGY, L.P. May 7, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx-corporate-ir.net/phoenix.zhtml? c=135312&proxy Please complete, sign, date and mail your proxy card in the postage-paid envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003003000000000000 1 050709 PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK. 1. Election of Directors: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1. FOR AGAINST ABSTAIN 1. Proposal to approve the Crosstex Energy GP, LLC Amended and Restated Long-Term Incentive Plan (including the increase in the number of units available for issuance thereunder). THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2. FOR AGAINST ABSTAIN ) 2. Proposal to approve an amendment to the Crosstex Energy GP, LLC Long-Term Incentive Plan to allow for an option exchange program for employees other than directors and executive officers. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Unitholder Date: Signature of Unitholder Date: Note: Please sign exactly as your name or names appear hereon. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership’s name by authorized person.

PROXY CROSSTEX ENERGY, L.P. 2501 CEDAR SPRINGS RD. DALLAS, TEXAS 75201 Proxy Solicited on Behalf of the Board of Directors of Crosstex Energy/ GP, LLC The undersigned, revoking any proxy heretofore given for the meeting of the unitholders described on the reverse side of this card, hereby appoints Barry E. Davis and Joe A. Davis, and each of them, proxies, with full powers of substitution, to represent the undersigned at the special meeting of unitholders of Crosstex Energy, L.P. to be held on May 7, 2009, and at any adjournment or postponement thereof, and to vote all units that the undersigned would be entitled to vote if personally present as follows: The units represented by this proxy will be voted as directed herein. IF THIS PROXY IS DULY EXECUTED AND RETURNED, AND NO VOTING DIRECTIONS ARE GIVEN HEREIN, SUCH UNITS WILL BE VOTED “FOR” APPROVAL OF ITEMS 1 AND 2. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid special meeting of unitholders. (Continued and to be signed and dated on the reverse side.) COMMENTS: • 14475